Exhibit 99.1

Company Release – April 23, 2018

First Priority Financial Corp. Reports Net Income of $762 Thousand for the First Quarter of 2018,

Comparable to the Same Period of 2017.

Malvern, Pa., April 23, 2018 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank (the “Bank”), today reported that net income for the three months ended March 31, 2018 totaled $762 thousand, or $0.10 per basic and fully diluted common share, inclusive of merger related costs totaling $92 thousand. Comparatively, net income for the first three months of 2017 totaled $782 thousand, or $0.11 per basic and fully diluted common share, and for the prior quarter ended December 31, 2017 was $191 thousand, or $0.02 per basic and fully diluted common share. Earnings in the fourth quarter of 2017 were negatively impacted by a non-recurring charge to income tax expense of $571 thousand to reduce the value of First Priority’s net deferred tax, resulting from the enactment of the Tax Cuts and Jobs Act, which lowered the Company’s future maximum federal corporate tax rate from 34 percent to 21 percent.

At March 31, 2018, total assets were $614.6 million, total loans were $518.3 million and total deposits were $512.0 million. Asset quality remained strong as non-performing loans declined to 0.12% from 0.17% of total loans when comparing March 31, 2018 and December 31, 2017, respectively, while non-performing assets declined to 0.17% from 0.24% of total assets when comparing these same periods.

David E. Sparks, Chairman and CEO, stated: “First Priority’s earnings and balance sheet remained strong in the current quarter. Net income for the first quarter of 2018 declined slightly compared to the same period in the prior year as incremental expenses to support growth opportunities and merger costs were offset by the benefit of the lower corporate tax rate for 2018. Specifically, we incurred: (1) additional expenses resulting from the opening of our new West Chester Office, (2) incremental costs of adding business development leadership focused on expanding growth opportunities within our markets, and (3) merger related costs totaling $92 thousand.”

Sparks continued: “As previously noted, First Priority opened its new West Chester Branch Office on February 26th which is located at 237 E. Gay Street in the Borough of West Chester. We believe there are superb new business opportunities in West Chester and this action is consistent with the Bank’s goal to strengthen our banking business in both existing and new markets.”

Sparks also noted: “We are very optimistic about our previously announced combination with Mid Penn Bancorp. Since our last communication, planning for the combination, including integration preparation, is underway as is the required regulatory review process. Both organizations place a high value on the type and level of service we provide to our customers and we are identifying the resources required to further enhance and support of all First Priority customer relationships with minimal changes and disruption. The combined organization will become the ninth largest community bank in Pennsylvania and will create a company with the ability to grow and serve the ever-expanding needs of new and existing customers.”

Sparks concluded: “During the first three months of 2018, First Priority continued to experience strong asset quality as non-performing loans declined to 0.12% of total loans and non-performing assets improved to 0.17% of total assets. In addition, book value per common share increased to $7.19 per common share and tangible book value increased to $6.76 per common share as of the end of the current quarter.”

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest and dividend income	$6,354	$6,218	$5,740
Interest expense	1,667	1,618	1,265

Net interest income	4,687	4,600	4,475
Provision for loan losses	20	220	10

Net interest income after provision for loan losses	4,667	4,380	4,465
Non-interest income	164	403	178
Merger related costs	92	—	—
Non-interest expenses	3,767	3,625	3,498

Income before income taxes	972	1,158	1,145
Income tax expense	210	967	363

Net income	$762	$191	$782
Preferred dividends	77	76	77

Income to common shareholders	$685	$115	$705

Basic earnings per common share	$0.10	$0.02	$0.11

Diluted earnings per common share	$0.10	$0.02	$0.11

Weighted average common shares outstanding:
Basic	6,636	6,578	6,534
Diluted	6,974	6,834	6,705

Net interest margin	3.27%	3.18%	3.31%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$30,189	$8,257
Investment securities	54,652	71,038
Loans receivable	518,252	518,927
Less: allowance for loan losses	3,405	3,405

Net loans	514,847	515,522
Premises and equipment, net	2,025	1,607
Bank owned life insurance	3,342	3,326
Deferred income taxes, net	937	923
Goodwill and other intangibles	2,879	2,894
Other assets	5,763	6,375

Total assets	$614,634	$609,942

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$511,986	$523,150
Federal Home Loan Bank of Pittsburgh advances	40,025	24,625
Subordinated debt	9,238	9,231
Other liabilities	2,162	2,440

Total liabilities	563,411	559,446
Shareholders’ equity	51,223	50,496

Total liabilities and shareholders’ equity	$614,634	$609,942

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	March 31, 2018	December 31, 2017
Period End Balance Sheet Ratios:
Loan to deposit ratio	101.2%	99.2%
Total equity to total assets	8.33%	8.28%
Book value per common share	$7.19	$7.16

Selected Asset Quality Balances:
Non-performing loans	$600	$901
Other real estate owned	440	550

Total non-performing assets	$1,040	$1,451

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.12%	0.17%
Non-performing assets as a percentage of total assets	0.17%	0.24%
Allowance for loan losses as a percentage of total loans	0.66%	0.66%

Balance Sheet and Capital Review:

•	Total assets were $614.6 million at March 31, 2018 compared to $609.9 million at December 31, 2017, an increase of $4.7 million, or 0.8%. This increase primarily resulted from a $21.9 million increase in cash and cash equivalents, primarily related to overnight interest bearing deposits in banks, partially offset by a decline in investment portfolio balances of $16.4 million, as discussed below.

•	The investment portfolio totaled $54.7 million at March 31, 2018 compared to $71.0 million at December 31, 2017, a decrease of $16.4 million, or 23.1%. As of December 31, 2017, the investment portfolio included $15 million of Federal Home Loan Bank of Pittsburgh (“FHLB”) discount notes purchased related to year-end tax planning strategies and subsequently matured in January of 2018. As of March 31, 2018 and December 31, 2017, $36.1 million and $52.4 million of investments, respectively, were classified as available for sale while $18.6 million were classified as held to maturity as of each respective date.

•	Loans outstanding were $518.3 million at March 31, 2018, a slight decline of $675 thousand, or 0.1%, from $518.9 million at December 31, 2017. During the first quarter of 2018, new loan production totaled approximately $12 million which was offset by principal payments, unscheduled loan payoffs and net changes in lines of credit totaling approximately $10 million. Additionally, the net decline related to payments received on purchased real estate portfolios was $1.8 million.

•	Deposits totaled $512.0 million at March 31, 2018 compared to $523.2 million at December 31, 2017, a decline of $11.2 million, or 2.1%. Total core deposits grew $3.3 million, or 1.4% while total time deposits decreased $14.5 million, or 5.1%.

•	FHLB advances totaled $40.0 million at March 31, 2018 compared to $24.6 million at December 31, 2017 representing an increase of $15.4 million, or 62.5%, all in short-term overnight borrowings. At the same time, subordinated debt remained constant at $9.2 million when comparing these same periods.

•	Total shareholders’ equity was $51.2 million at March 31, 2018, an increase of $727 thousand, or 1.4%, compared to $50.5 million at December 31, 2017. The equity to assets ratio as of March 31, 2018 was 8.33% and book value per common share was $7.19.

Asset Quality Highlights:

•	The allowance for loan losses was $3.4 million as of both March 31, 2018 and December 31, 2017, respectively, which represented 0.66% of total loans outstanding at each of these respective dates. Net charge-offs were $20 thousand in the current quarter compared to $8 thousand in the same period last year.

•	Total non-performing loans declined to $600 thousand, or 0.12% of total loans outstanding at March 31, 2018 compared to $901 thousand, or 0.17% of total loans outstanding as of December 31, 2017. Non-performing assets totaled $1.0 million, or 0.17% of total assets as of March 31, 2018, compared to $1.5 million, or 0.24%, of total assets as of December 31, 2017.

•	The coverage ratio of the allowance for loan losses compared to non-performing loans was 568% as of March 31, 2018 compared to 378% at December 31, 2017.

Operating Results Review:

•	Net interest income totaled $4.69 million for the first quarter of 2018, an increase of $212 thousand, or 4.7%, compared to $4.48 million during the first quarter of 2017. When comparing these two periods, average interest earning assets increased $34.0 million, or 6.2%, compared to the first quarter of 2017, as average loans increased $32.0 million, or 6.6% and average investment securities and average other interest earning assets increased by $2.0 million, or 3.2%. Funding for this growth was primarily provided by an increase in average interest bearing liabilities of $26.1 million, or 5.8%, by an increase in average non-interest bearing demand accounts of $2.4 million, or 3.9% and by an increase in average equity of $2.4 million. The increase in net interest income due to the incremental volume was partially offset by a decrease in net interest margin of 4 basis points from 3.31% to 3.27% in the current quarter compared to the prior year. The rate on average interest earning assets increased 18 basis points primarily due to an increase in the average rate on loans of 19 basis points. At the same time, however, the average cost of funds increased 28 basis points from 1.13% to 1.41%, resulting in a decrease of the net interest rate spread of 10 basis points from 3.12% for the first quarter of 2017 to 3.02% for the first quarter of 2018.

•	Non-interest income decreased $14 thousand from $178 thousand in the first quarter of 2017 to $164 thousand for the first three months of 2018, as there were no investment securities gains in the current quarter, compared to $25 thousand in the prior year, partially offset by an increase in other non-interest income of $11 thousand when comparing these same periods.

•	The provision for loan losses recorded in the first quarter of 2018 totaled $20 thousand compared to $10 thousand for the first three months of 2017. The level of provision is impacted by management’s quarterly evaluation of the adequacy of the allowance, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans recorded.

•	For the three months ended March 31, 2018, non-interest expenses were $3.86 million, an increase of $361 thousand, or 10.3% from $3.50 million for the same period in 2017. The current year reflects incremental staffing costs to enhance business development opportunities; additional stock based compensation costs; incremental costs related to the opening of the West Chester Office in February 2018; a higher level of marketing costs related to market awareness campaigns; and merger related costs totaling $92 thousand. These negative variances are offset by lower other real estate owned costs reflecting lower ongoing operating costs as the portfolio size continues to decline and also includes a further reduction of expenses resulting from net gains recorded during the current quarter totaling $105 thousand.

•	Income tax expense recorded for the three months ended March 31, 2018 totaled $210 thousand, compared to $363 thousand for the same period in 2017. The enactment of the Tax Cuts and Jobs Act in December, 2017, lowered First Priority’s future maximum federal corporate tax rate from 34 percent to 21 percent. For the three months ended March 31, 2018, the effective tax rate was 21.6%, and was 31.7% for the first quarter of 2017.

MERGER & ACQUISITION ACTIVITIES

As previously announced on January 16, 2018, First Priority entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid Penn Bancorp, Inc. (“Mid Penn”) pursuant to which First Priority will merge with and into Mid Penn (the “Merger”), with Mid Penn being the surviving corporation in the Merger. On a pro forma basis, at December 31, 2017, the combined company would have approximately $2.2 billion in total assets, $1.6 billion in loans, $1.8 billion in deposits and $170 million in equity capital. Under the terms of the Merger Agreement, shareholders of First Priority will receive 0.3481 shares of Mid Penn common stock for each share of First Priority common stock they own. Subject to customary closing conditions including regulatory and shareholder approvals, it is expected that the Merger will be completed in the third quarter of 2018. The combination will establish a community bank with 37 retail locations serving 12 counties in Pennsylvania and will have a geographical presence in southeastern Pennsylvania in Berks, Bucks Chester and Montgomery counties, central Pennsylvania in Cumberland, Dauphin, Lancaster, Luzerne, Northumberland and Schuylkill counties and western Pennsylvania in Fayette and Westmoreland counties resulting from the acquisition of Scottdale Bank & Trust in January of this year.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $614 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its eight banking offices and one loan production office located throughout Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

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